Exhibit 16.1

Ernst & Young LLP 303 Almaden Blvd. San Jose, CA 95110	Tel: +1 408 947 5500 Fax: +1 408 947 4975 ey.com

February 16, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the “Change in Independent Auditor of 23andMe” disclosure appearing on pages 230-231 of the preliminary proxy statement/prospectus in included in the Registration Statement on Form S-4 of VG Acquisition Corporation and are in agreement with the statements contained about our firm therein. We have no basis to agree or disagree with other statements contained therein.

/s/ Ernst & Young LLP